SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 13, 2012

CAPLEASE, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On August 13, 2012, CapLease, Inc. (together with its subsidiaries, the “Company”) issued a press release announcing the extension of the mortgage debt on the three warehouse properties leased to Nestlé USA, Inc. (leases guaranteed by Nestlé Holdings, Inc.).  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

The Company obtained an up to five year extension of the $106 million non-recourse mortgage debt inclusive of one 18-month extension option and two one year extension options.  The face amount of the note and the note coupon of 6.32% were not modified by the extension.  The Company contributed $3 million into a reserve with the lender for future re-tenanting costs at the Fort Wayne, Indiana property.  Any amount remaining in the reserve after the property is re-leased and re-tenanting costs paid will be used to reduce the principal balance of the note.  Pursuant to the extension option provisions of the note, the Company may not extend the loan maturity date beyond August 2015 unless it has fully leased the Fort Wayne, Indiana property.  The extension option rights if exercised also require the Company to make the following principal payments on the note:

•	$7.5 million during the first extension option term;

•	$7.5 million during the second extension option term; and

•	$5 million during the third extension option term.

Pursuant to the loan modification, the Company agreed with the lender that any cash flow shortfalls from the properties after debt service during the loan term will be funded through an approximately $5 million reserve previously deposited with the lender.  The Company also agreed to pay substantially all excess cash flows from the properties to reduce the principal amount of the debt.  The Company may prepay the loan at any time without payment of a penalty or premium to the lender.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release dated August 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPLEASE, INC.

By:	Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer

Date:  August 13, 2012